Exhibit 4.02

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”) is entered as of October 22, 2024 (the “Effective Date”), between Nomyx Technology Labs Inc., a Delaware corporation (the “Company”), and Nomyx LLC, a Wyoming limited liability company (the “Purchaser”).

1.               Sale of Stock.

1.1       Generally. Subject to the terms and conditions of this Agreement, the Company agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Company at the Closing (as defined below) 4,603,500 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”) at a price of $0.2700 per share (the “Purchase Price”), for an aggregate purchase price of $1,242,945.00, to be paid by the transfer and assignment to the Company of the Intellectual Property (as defined below) pursuant to Section 1.2. The Shares will be immediately distributed to the members (or, as specified, the beneficial owners of such members), in proportion to each member’s ownership of Purchaser, as set forth in Exhibit A. The Shares will make up a portion of the shares distributed pursuant to Founder Subscription Agreements executed as of the Effective Date.

1.2       Consideration. As consideration for the Shares, the Purchaser hereby transfers and assigns to the Company any and all right, title and interest the Purchaser has in any Intellectual Property (as defined below) related to the Company’s business, as currently conducted and as contemplated to be conducted or otherwise, including, without limitation, all Intellectual Property related to those items set forth in Exhibit B (the “Technology”). For purposes hereof, “Intellectual Property” means: (i) United States and foreign patents, trademarks, copyrights and mask works, registrations and applications therefor, and rights granted upon any reissue, division, continuation or continuation-in-part thereof, (ii) trade secret rights arising out of the laws of any and all jurisdictions, (iii) ideas, inventions, concepts, technology, software, methods, processes, drawings, illustrations, writings, know-how, show-how, trade names, domain names, web addresses and web sites, and all rights therein and thereto, (iv) any other intellectual property rights, whether or not registrable, and (v) licenses in or to any of the foregoing. Further, the Purchaser agrees to take all actions reasonably requested by the Company to assist the Company in effecting the foregoing transfer and in establishing, perfecting, defending, enforcing and protecting the Company’s rights in any of the above transferred items, including without limitation assisting in the prosecution of any patent applications included in or based upon the Intellectual Property. If the Company is unable for any reason whatsoever to secure the Purchaser’s signature to any document it is entitled to under this Section 1.2, the Purchaser hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as his agents and attorneys-in-fact with full power of substitution to act for and on his behalf and instead of the Purchaser, to execute and file any such document or documents and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by the Purchaser. The parties agree that the fair market value of the Intellectual Property as of the Effective Date is $1,242,945.00.

1.3       Closing. The purchase and sale of the Shares shall occur at a closing (the “Closing”) to be held on the date first set forth above, or at any other time mutually agreed upon by the Company and the Purchaser. The Closing will take place at the principal office of the Company or at such other place as shall be designated by the Company. The Company will issue, as promptly thereafter as practicable, a stock certificate, registered in the name of the Purchaser, reflecting the Shares.

2.       Purchaser Representations. In connection with the sale and purchase of Shares under this Agreement, the Purchaser hereby represents and warrants to the Company as follows:

2.1       The Purchaser is acquiring and will hold the Shares for investment for his account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

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2.2       The Purchaser understands that the Shares have not been registered under the Securities Act by reason of a specific exemption therefrom and that the Shares must be held indefinitely, unless they are subsequently registered under the Securities Act or the Purchaser obtains an opinion of counsel, in form and substance satisfactory to the Company and its counsel, that such registration is not required. The Purchaser further acknowledges and understands that the Company is under no obligation to register the Shares.

2.3       The Purchaser is aware of the adoption of Rule 144 by the Securities and Exchange Commission under the Securities Act, which permits limited public resales of securities acquired in a nonpublic offering, subject to the satisfaction of certain conditions, including (without limitation) the availability of certain current public information about the issuer, the resale occurring only after the holding period required by Rule 144 has been satisfied, the sale occurring through an unsolicited “broker’s transaction,” and the amount of securities being sold during any three-month period not exceeding specified limitations. The Purchaser acknowledges and understands that the conditions for resale set forth in Rule 144 have not been satisfied and that the Company has no plans to satisfy these conditions in the foreseeable future.

2.4       The Purchaser will not sell, transfer or otherwise dispose of the Shares in violationof the Securities Act, the Securities Exchange Act of 1934 or the rules promulgated thereunder, including Rule 144 under the Securities Act. The Purchaser agrees that he or she will not dispose of the Shares unless and until he or she has complied with all requirements of this Agreement applicable to the disposition of Shares and he or she has provided the Company with written assurances, in substance and form satisfactory to the Company, that the proposed disposition does not require registration of the Shares under the Securities Act or all appropriate action necessary for compliance with the registration requirements of the Securities Act or with any exemption from registration available under the Securities Act (including Rule 144) has been taken.

2.5       The Purchaser has been furnished with, and has had access to, such information as he or she considers necessary or appropriate for deciding whether to invest in the Shares, and the Purchaser has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the issuance of the Shares.

2.6       The Purchaser is aware that his investment in the Company is a speculative investment that has limited liquidity and is subject to the risk of complete loss. The Purchaser is able, without impairing his financial condition, to hold the Shares for an indefinite period and to suffer a complete loss of his investment in the Shares.

2.7       The Purchaser understands that his purchase of the Shares may subject the Purchaser to certain tax risks. The Purchaser hereby agrees to solely bear such tax risks and to indemnify and hold harmless the Company and its directors, officers, employees, representatives and affiliates from any claim, loss, action or damage resulting from such risks. The Purchaser has reviewed with the Purchaser’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Purchaser is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Purchaser understands that the Purchaser (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

3.               Warranty. The Purchaser represents and warrants to the Company that the Purchaser: (i) is the sole owner of all right, title, and interest in the Intellectual Property and the Technology, (ii) has not assigned, transferred, licensed, pledged, or otherwise encumbered any Intellectual Property or Technology or agreed to do so, (iii) has full power and authority to enter into this Agreement, (iv) is not aware of any violation, infringement, or misappropriation of any third party’s rights (or any claim thereof) by the Intellectual Property or the Technology, and (v) is not aware of any questions or challenges with respect to the patentability or validity of any claims of any existing patents or patent applications relating to the Intellectual Property or the Technology.

4.               Restrictions on Transfer.

4.1       Legend Requirements. The Purchaser understands and agrees that the Company shall cause the legends set forth below, or substantially equivalent legends, to be placed upon any certificate(s) evidencing ownership of the Shares, together with any other legends that may be required by the Company or by applicable state or federal securities laws:

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THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER, A RIGHT OF FIRST REFUSAL, A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING AND A RIGHT OF REPURCHASE HELD BY THE ISSUER OR ITS ASSIGNEE(S) AS SET FORTH IN THE FOUNDER SUBSCRIPTION AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS, RIGHT OF FIRST REFUSAL, LOCK-UP PERIOD AND RIGHT OF REPURCHASE ARE BINDING ON TRANSFEREES OF THESE SHARES.

4.2       Stop-Transfer Notices. The Purchaser agrees that to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

4.3       Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

4.4       Lock-Up Period. The Purchaser hereby agrees that the Purchaser shall not sell, offer, pledge, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, lend or otherwise transfer or encumber, directly or indirectly, any Shares or other securities of the Company, nor shall the Purchaser enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Shares or other securities of the Company, during the period from the filing of the first registration statement of the Company filed under the Securities Act, that includes securities to be sold on behalf of the Company to the public in an underwritten public offering under the Securities Act through the end of the 180-day period following the effective date of such registration statement (or such other period as may be requested by the Company or the underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto). The Purchaser further agrees, if so requested by the Company or any representative of its underwriters, to enter into such underwriter’s standard form of “lockup” or “market standoff” agreement in a form satisfactory to the Company and such underwriter. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of any such restriction period.

4.5       Shares Generally. No Shares purchased pursuant to this Agreement, nor any beneficial interest in such Shares, shall be sold, transferred, encumbered or otherwise disposed of in any way (whether by operation of law or otherwise) by the Purchaser or any subsequent transferee, other than in compliance with the Company’s right of first refusal provisions contained in Section 6 of this Agreement.

5.       Company’s Right of First Refusal. Before any Shares acquired by the Purchaser pursuant to this Agreement (or any beneficial interest in such Shares) may be sold, transferred, encumbered or otherwise disposed of in any way (whether by operation of law or otherwise) by the Purchaser or any subsequent transferee (each a “Holder”), such Holder must first offer such Shares or beneficial interest to the Company and/or its assignee(s) as follows:

5.1       Notice of Proposed Transfer. The Holder shall deliver to the Company a written notice stating: (i) the Holder’s bona fide intention to sell or otherwise transfer the Shares; (ii) the name of each proposed transferee; (iii) the number of Shares to be transferred to each proposed transferee; (iv) the bona fide cash price or other consideration for which the Holder proposes to transfer the Shares; and (v) that by delivering the notice, the Holder offers all such Shares to the Company and/or its assignee(s) pursuant to this section and on the same terms described in the notice.

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5.2       Exercise of Right of First Refusal. At any time within 30 days after receipt of the Holder’s notice, the Company and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase all, but not less than all, of the Shares proposed to be transferred to any one or more of the proposed transferees, at the purchase price determined in accordance with Section 6.3.

5.3       Purchase Price. The purchase price for the Shares purchased by the Company and/or its assignee(s) under this section shall be the price listed in the Holder’s notice. If the price listed in the Holder’s notice includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board of Directors of the Company in its sole discretion.

5.4       Payment. Payment of the purchase price shall be made, at the option of the Company and/or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of the Holder to the Company and/or its assignee(s), or by any combination thereof within 30 days after receipt by the Company of the Holder’s notice (or at such later date as is called for by such notice).

5.5       Holder’s Right to Transfer. If all of the Shares proposed in the notice to be transferred to a given proposed transferee are not purchased by the Company and/or its assignee(s) as provided in this section, then the Holder may sell or otherwise transfer such Shares to that proposed transferee; provided that: (i) the transfer is made only on the terms provided for in the notice, with the exception of the purchase price, which may be either the price listed in the notice or any higher price; (ii) such transfer is consummated within 60 days after the date the notice is delivered to the Company; (iii) the transfer is effected in accordance with any applicable securities laws, and if requested by the Company, the Holder shall have delivered an opinion of counsel acceptable to the Company to that effect; and (iv) the proposed transferee agrees in writing to receive and hold the Shares so transferred subject to all of the provisions of this Agreement, including but not limited to this section, and there shall be no further transfer of such Shares except in accordance with the terms of this section. If any Shares described in a notice are not transferred to the proposed transferee within the period provided above, then before any such Shares may be transferred, a new notice shall be given to the Company, and the Company and/or its assignees shall again be offered the right of first refusal described in this section.

5.6       Exception for Certain Family Transfers. Notwithstanding anything to the contrary contained elsewhere in this section, the transfer of any or all of the Shares during the Holder’s lifetime or on the Holder’s death by will or intestacy to (i) the Holder’s spouse; (ii) the Holder’s lineal descendants (including adoptive relationships and step relationships), and their spouses; (iii) the lineal descendants of Holder’s spouse (including adoptive relationships and step relationships), and their spouses; and (iv) a trust or other similar estate planning vehicle for the benefit of the Holder or any such person, shall be exempt from the provisions of this section; provided that, in each such case, the transferee agrees in writing to receive and hold the Shares so transferred subject to all of the provisions of this Agreement, including but not limited to this section, and there shall be no further transfer of such Shares except in accordance with the terms of this section; and provided further, that without the prior written consent of the Company, which may be withheld in the sole discretion of the Company, no more than three transfers may be made pursuant to this section, including all transfers by the Holder and all transfers by any transferee.

5.7       Termination of Right of First Refusal. The right of first refusal contained in this section shall terminate as to all Shares purchased hereunder upon the earlier of: (i) the closing date of the first sale of Common Stock of the Company to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act, and (ii) the closing date of a Change of Control pursuant to which the holders of the outstanding voting securities of the Company receive securities of a class registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

6.       Miscellaneous.

6.1       Entire Agreement; Enforcement of Rights. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

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6.2       Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of the Purchaser under this Agreement may only be assigned with the prior written consent of the Company.

6.3       Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Utah, without giving effect to principles of conflicts of law.

6.4       Further Execution. The parties hereto agree to take all such further actions as may reasonably be necessary to carry out and consummate this Agreement as soon as practicable, and to take whatever steps may be necessary to obtain any governmental approval in connection with or otherwise qualify the issuance of the securities that are the subject of this Agreement.

6.5       Reliance on Counsel and Advisors. The Purchaser acknowledges that he or she has had the opportunity to review this Agreement, including all attachments hereto, and the transactions contemplated by this Agreement with his or her own legal counsel, tax advisors and other advisors. The Purchaser is relying solely on his or her own counsel and advisors and not on any statements or representations of the Company or its agents for legal or other advice with respect to this investment or the transactions contemplated by this Agreement.

6.6       Adjustment for Stock Split. All references to the number of Shares and the purchase  price of the Shares in this Agreement shall be adjusted to reflect any stock split, stock dividend or other change in the Shares which may be made after the date of this Agreement.

6.7       Notices. Any notice, demand, offer, request or other communication required or permitted to be given by either the Company or the Purchaser pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service or (v) four days after being deposited in the U.S. mail, First Class with postage prepaid and return receipt requested, and addressed to the parties at the addresses provided to the Company (which the Company agrees to disclose to the other parties upon request) or such other address as a party may request by notifying the other in writing.

6.8       Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties hereto agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

6.9       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

Exhibits

Exhibit A: Distribution of Shares Exhibit B: Technology COMPANY: NOMYX TECHNOLOGY LABS INC. By: /s/ Ubair Javaid Name: Ubair Javaid Title: President

PURCHASER:

NOMYX LLC

By: Meowsoft LLC
Its: Managing Member

By: /s/ Sebastian Schepis
Name: Sebastian Schepis
Title: Manager

By: Bairback Solutions LLC
Its: Managing Member

By: /s/ Ubair Javaid
Name: Ubair Javaid
Title: Manager

By: One Semester LLC
Its: Managing Member

By: /s/ Shaun Kimball
Name: Shaun Kimball
Title: Manager

By: Nomyx Advisors LLC

Its: Managing Member

By: /s/ Ezekiel Dumke
Name: Ezekiel Dumke
Title: General Counsel

[Signature Page to Assignment Agreement]

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EXHIBIT A

DISTRIBUTION OF SHARES

Stockholder	Shares Received for Interest in Nomyx LLC	Shares Received for Services / Individual IP	Total Shares of Common Stock	Total Value
Bairback Solutions LLC Attn: Ubair Javaid	1,400,000	1,400,000	2,800,000	$756,000.00
Meowsoft LLC Attn: Sebastian Schepis	1,400,000	1,400,000	2,800,000	$756,000.00
One Semester LLC Attn: Shaun Kimball	353,500	353,500	707,000	$190,890.00
Nile Sarkisian	25,000	25,000	50,000	$13,500.00
Justina Mary	12,500	12,500	25,000	$6,750.00
Maisam Haider	25,000	25,000	50,000	$13,500.00
Hassaan Pasha	12,500	12,500	25,000	$6,750.00
Saurabha Bhatnagar	150,000	150,000	300,000	$81,000.00
Ivan Johnston	250,000	250,000	500,000	$135,000.00
Ryan Coles	225,000	225,000	450,000	$121,500.00
Chris Stromberg	150,000	150,000	300,000	$81,000.00
Zeke Dumke	150,000	150,000	300,000	$81,000.00
RevRoad, LLC	300,000	300,000	600,000	$162,000.00
Venkat Kuppuswamy	150,000	150,000	300,000	$81,000.00
TOTALS	4,603,500	4,603,500	9,207,000	$2,485,890.00

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EXHIBIT B

TECHNOLOGY

Any and all of Purchaser’s Intellectual Property, including, but not limited to, asset tokenization products and services such as Nomyx ID, Nomyx Engine and Nomyx Exchange.

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